NEWS RELEASE
APG: TSX
AGT: AMEX

APOLLO GOLD REPORTS
THIRD QUARTER 2005 RESULTS

Denver, Colorado November 9, 2005 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today a net loss of $7.2 million, or $0.07 per share for the third quarter 2005 compared to a net loss of $11.2 million or $0.14 per share for the third quarter 2004. The net loss for the nine months ended September 30, 2005 was $18.0 million ($0.18 per share) compared to a net loss for the same period 2004 of $25.3 million ($0.32 per share). All dollars are reported in US currency.

On May 30, 2005 the Company adopted a plan to dispose of its Nevada assets (the “Nevada Assets”), which consist of the Florida Canyon Mine, Standard Mine and four Nevada exploration properties. The Nevada Assets are classified as “assets held for sale” and have been separated from the other assets within the Consolidated Balance Sheets. Also, the Nevada Assets only appear as a single line within the Consolidated Statements of Operations called “Loss from discontinued operations.”

The Company’s total operating losses for the three and nine months ended September 30, 2005 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2005 $ 000’s	2004 $ 000’s	2005 $ 000’s	2004 $ 000’s

Loss from continuing operations	(3,614)	(8,476)	(12,006)	(22,745)
Loss from discontinued operations	(3,599)	(2,753)	(5,954)	(2,521)
Net loss for the period	(7,213)	(11,229)	(17,960)	(25,266)

Loss from Continuing Operations - The Company had a net loss from continuing operations of $3.6 million, or $0.04 per share for the three months ended September 30, 2005 compared to a net loss of $8.5 million, or $0.11 per share, for the same period 2004. The net loss from continuing operations for the nine months ended September 30, 2005 was $12.0 million, or $0.12 per share, compared to a net loss of $22.7 million, or $0.29 per share, for the same period 2004. The net loss from continuing operations includes the Montana Tunnels mine in Montana.

Loss from Discontinued operations - In the three months ended September 30, 2005 the Company recorded an impairment of $3.9 million related to the sale of the Nevada Assets. This component when added to the results from the discontinued operations means that the total loss for discontinued operations for the three months ended September 30, 2005 was $3.6 million, or $0.03 per share, as compared to $2.8 million, or $0.3 per share, for the three months ended September 30, 2004.

Nevada Asset Sales - On October 17, 2005 the Company executed a stock purchase agreement pursuant to which the Company has agreed to sell the Nevada Assets to Jipangu Inc., a Delaware corporation and wholly owned subsidiary of Jipangu International Inc., a Japanese corporation, for $14 million.

Black Fox Project - The Company completed an additional 30 underground diamond drill holes at its Black Fox project during the third quarter 2005 bringing the total number of underground holes to 335 as at September 30, 2005, and the total number of underground and surface drill holes completed to 784. The Company expects to complete the current drilling program in November 2005 and the Company has begun work to update its Black Fox ore reserves which will be published during the first quarter 2006.

Huizopa Project - Work continued on the Huizopa exploration project in Mexico, including: geological mapping, sampling, and geophysical studies.

Continuing Operations - In the three months ended September 30, 2005 Montana Tunnels produced 14,104 ounces of gold at a total cash cost of $513 per ounce compared to 4,967 ounces at a total cash cost of $1,465 per ounce in the same period 2004. For the nine months ended September 30, 2005, gold production increased 80%, to 39,073 ounces at a total cash cost of $537 per ounce compared to production in the same period 2004 of 21,653 ounces at a total cash cost of $1,057 per ounce.

Discontinued Operations - Florida Canyon gold production from continued leaching decreased 58% to 6,169 ounces at a total cash cost of $409 per ounce for the three months ended September 30, 2005 from 14,820 ounces of gold at a total cash cost of $406 per ounce for the three months ended September 30, 2004, primarily due to cessation of mining on March 1, 2005. Florida Canyon gold production decreased by 55% to 24,765 ounces at a total cash cost of $380 per ounce for the nine months ended September 30, 2005 from 55,649 ounces of gold at a total cash cost of $354 per ounce for the nine months ended September 30, 2004, primarily due to the cessation of mining on March 1, 2005.

Standard Mine, which commenced commercial production on June 1, 2005, produced 8,432 ounces of gold during the three months ended September 30, 2005 at a total cash cost of $387 per ounce. Standard Mine produced 11,241 ounces of gold during between June and September 2005 at a total cash cost of $380 per ounce.

Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004 (1)(2)	2005	2004

Loss from continuing operations	($3,614)	($8,476)	($12,006)	($22,745)
(Loss) income from discontinued operations	($3,599)	($2,753)	($5,954)	($2,521)
Net loss	($7,213)	($11,229)	($17,960)	($25,266)

Basic and diluted net loss per share from (US$):
Continuing operations	($0.04)	($0.11)	($0.12)	($0.29)
Discontinued operations	($0.03)	($0.03)	($0.06)	($0.03)
	($0.07)	($0.14)	($0.18)	($0.32)

Basic and undiluted shares (weighted average) outstanding	106,556,451	79,617,391	100,106,695	77,924,423

Gold ounces sold (continuing operations)	14,104	4,967	39,073	21,653
Total cash costs per ounce (US$/oz) (3)	$513	$1,465	$537	$1,057

Average realized gold price (US$/oz)	$455	$411	$438	$398
Gold spot price per ounce (US$/oz) (4)	$439	$401	$431	$401

(1) Income numbers have been restated to reflect the change in accounting policy for deferred stripping implemented in the second quarter 2005.
(2) Certain of the comparative figures have been reclassified to conform to the current period presentation. In particular, the results of operations of the Nevada Assets for the three and nine months ended September 30, 2005 have been classified as discontinued operations. Also, the production statistics reflect Montana Tunnels only.

(3) The term "total cash cost" is a non-GAAP financial measure and is used on a per ounce of gold sold basis.  Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production.  We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

(4) Average gold price as per London PM fix.

Three Months Ended September 30, 2005 Compared to the Three Months Ended September 30, 2004

Montana Tunnels (continuing operations) - For the three months ended September 30, 2005, gold production from Montana Tunnels increased 184% to 14,104 ounces, zinc production increased 98% to 7,400,000 lbs, and lead production increased 61% to 3,389,000 lbs from 4,967 ounces of gold, 3,738,000 lbs of zinc, and 2,110,000 lbs of lead for the three months ended September 30, 2004. Production in 2004 was significantly reduced due to a major stripping program and the processing of lower grade and below reserve grade ores.

For the three months ended September 30, 2005, total cash cost per ounce of gold decreased 65% to $513 from $1,465 for the three months ended September 30, 2004, due to higher production of metals as a result of higher grades of ore and improved zinc and lead prices. However, the total cash cost per ounce remained above the selling price per ounce of gold primarily due to poor mining performance, resulting from ramp access and pit wall problems.

Revenues for the three months ended September 30, 2005 increased 81% to $13.4 million from $7.4 million for the same period in 2004. Revenues from silver, zinc and lead for the three months ended September 30, 2005 increased 28% to $6.9 million from $5.4 million for the three months ended September 30, 2004. Revenue from gold sales for the three months ended September 30, 2005 were $6.4 million (48% of total revenue) compared to $2.0 million (28% of the total revenue) for the same period 2004. Revenue from zinc at $4.7 million for the three months ended September 30, 2005 accounted for 35% of total revenues. The average price received for gold per ounce for the three months ended September 30, 2005 increased 11% to $455 from $411 for the three months ended September 30, 2004. The increase in revenues is due to increased production and higher prices of zinc and lead.

Total operating expenses, which includes direct operating costs, increased 3% to $16.3 million for the three months ended September 30, 2005 from $15.8 million for the three months ended September 30, 2004. Direct operating costs, which includes mining costs, processing costs, and smelting and refining charges, increased 13% to $14.2 million for the three months ended September 30, 2005 from $12.6 million for the same period in 2004, although there was a decrease in mined tons of 57% to 4,217,617 tons from 9,789,823 tons, due primarily to the lower stripping ratio required, for the three months ended September 30, 2004. The mining cost per ton for the three months ended September 30, 2005 was $1.54 compared to $0.66 for the three months ended September 30, 2004. The two primary reasons for the increase in mining costs are: (i) in 2004 the majority of the material mined was waste from the upper benches of the pit requiring shorter uphill haul distances and therefore better efficiencies when compared to 2005, where mining was mainly from the pit bottom, and (ii) the significant increases in the prices of mining consumables, such as diesel and tires, both of which have increased by over 100% since September 30, 2004.

The following presents the key statistics for the Montana Tunnels operation for the three months ended September 30, 2005 and 2004, respectively:

	Three months ended September 30	Three months ended September 30
	2005	2004
		(as restated)
Tons mined	4,217,617	9,789,823
Tons milled	1,299,610	1,514,690
Gold grade oz/ton	0.0150	0.0059
Zinc grade %	0.42	0.20
Strip ratio	3.2:1	6.5:1
Production payable:
Gold ounces	14,104	4,967
Silver ounces	129,736	425,351
Lead pounds	3,389,443	2,110,786
Zinc pounds	7,401,636	3,738,427
Total cash costs per ounce	$513	$1,465
Total production costs per ounce	$556	$1,595
Total revenue ($ millions)	$13.4	$7.4
Capital expenditures ($ millions)	$0.1	$1.1

Since full commercial production was recommenced at Montana Tunnels in April 2003, the mine has experienced pit wall problems and wall movement, which has in the past resulted in the Company temporarily suspending mining. During October 2005, there was increased wall activity on the eastern side of the open pit above the haul ramp. Although the pit is still accessible, the Company decided to temporarily suspend mining on October 21, 2005 to undertake, with the assistance of outside consultants, a technical review of pit access options and safety issues affecting the mine. In the meantime, the Company plans to continue milling low grade ores from stockpile material and is currently unable to predict the effect on its financial results.

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

Montana Tunnels (continuing operation) - For the nine months ended September 30, 2005, gold production from Montana Tunnels increased 80% to 39,073 ounces, zinc production increased 6% to 19,800,000 lbs, and lead production increased 33% to 9,273,000 lbs from 21,653 ounces of gold, 18,753,000 lbs of zinc, and 6,978,000 lbs of lead for the nine months ended September 30, 2004.

For the nine months ended September 30, 2005, total cash cost per ounce of gold from Montana Tunnels decreased 49% to $537 from $1,057 for the nine months ended September 30, 2004. The improvement in cash cost per ounce is primarily due to higher production of metals as a result of better grades of ore. However, the total cash cost per ounce still remained above the selling price per ounce of gold primarily due to poor mining performance, resulting primarily from ramp access and pit wall problems.

Revenues for the nine months ended September 30, 2005 increased 42% to $36.3 million from $25.5 million for the same period in 2004. Revenues from silver, zinc and lead for the nine months ended September 30, 2005 increased 14% to $19.3 million from $16.9 million for the nine months ended September 30, 2004. Revenue from gold sales for the nine months ended September 30, 2005 were $17.0 million, (47% of total revenue) compared to $8.6 million (34% of the total revenue) for the same period 2004. Revenue from zinc at $12.3 million for the nine months ended September 30, 2005 accounted for 34% of total revenues. The average price received for gold per ounce for the nine months ended September 30, 2005 increased 9% to $435 from $398 for the nine months ended September 30, 2004. The increase in revenues is primarily due to increased production due to higher grades of ore and higher prices of zinc and lead.

Total operating expenses, which includes direct operating costs, totaled approximately $47.9 million for the nine months ended September 30, 2005 and 2004. Direct operating costs, which includes mining costs, processing costs and smelting and refining charges, for the nine months ended September 30, 2005 increased 1% to $40.3 million from $39.8 million for the nine months ended September 30, 2004, although there was a decrease in mined tonnage of 51% to 13,606,591 tons from 27,578,156 tons for the nine months ended September 30, 2004. These higher than expected costs were a result of operational problems encountered in the mine and higher unit costs of operational supplies when compared to 2004. The operational problems were weather related problems in the second quarter 2005, resulting in problems with access to the ramp and lower tons being mined. The higher unit costs of operational supplies are a result of the significant increase in the cost of consumables such as diesel and tires, both of which have increased by over 100% during the past twelve months.

The following presents the key statistics for the Montana Tunnels operation for the nine months ended September 30, 2005 and 2004, respectively:

	Nine months ended September 30,	Nine months ended September 30,
	2005	2004
		(as restated)
Tons mined	13,606,591	27,578,156
Tons milled	3,965,389	3,780,791
Production:
Gold grade oz/ton	0.014	0.009
Zinc grade %	0.36	0.38
Gold ounces	39,073	21,653
Silver ounces	421,479	769,020
Lead pounds	9,273,121	6,978,014
Zinc pounds	19,800,021	18,753,013
Total cash costs per ounce	$537	$1,057
Total production costs per ounce	$586	$1,142
Total revenue ($ millions)	$36.3	$25.5
Capital expenditures ($ millions)	$0.2	$2.2

Liquidity and Financial Resources

To date, Apollo has funded its operations primarily through issuances of debt and equity securities. At September 30, 2005, cash and cash equivalents were $0.3 million, compared to cash and cash equivalents of $6.9 million at December 31, 2004. The decrease in cash from December 31, 2004 was primarily the result of operating cash outflows of $6.7 million, investment activities of $3.3 million plus a reduction of capital lease debt of $0.8 million. These outflows were offset by funds from proceeds on disposal of property, plant and equipment of $2.0 million and sale of common shares of $5.9 million.

Investing activities used $3.3 million of cash during the nine months ended September 30, 2005, compared to $13.8 million in the same period 2004. Capital expenditures in the first nine months were $4.7 million of which $4.4 million were for the further development of the Black Fox project. In addition to this capital expenditure, $1.6 million was invested in the restricted cash account as part of the Montana Tunnels reclamation liability.

The Company intends to deposit $10.9 million of the $14.0 million it expects to receive in the fourth quarter from the sale of the Nevada Assets as substitute collateral for its $8.73 million convertible debentures, which are currently secured by the Nevada Assets. Subject to certain conditions the Company could replace this future cash collateral with Black Fox as security for the convertible debentures. By the end of the second quarter of 2006, the Company expects it will be able to meet those conditions, resulting in additional funds being available to the Company for further development of Black Fox, exploration at Huizopa and other general corporate purposes.

The Company believes that its current funds together with the October 2005 $2.5 million cash advance on the purchase price for the Nevada Assets, the remaining $0.6 million the Company expects to receive for the sale of the Nevada Assets, net of cash used as cash collateral for the debentures, and the contemplated $3.5 million private placement investment by Jipangu will be sufficient to fund its working capital and exploration and development expenditures for the next twelve months. In addition, the Company may raise additional financing from the sale of debt or equity securities which may include Canadian flow-through financing to fund a portion of its exploration expenditures at Black Fox. Exploration and development expenditures for Huizopa and Black Fox are estimated at $1.0 million for the last quarter of 2005. If the Company does not sell the Nevada Assets or successfully generate cash flow from its mines, the Company would be required to secure additional financing to enable it to continue as a going concern and undertake its expenditure programs.

Contact Information:
Investor Relations:
Dave Young
VP Business Development
720-886-9656 ext. 217
Toll Free: 1-877-465-3484

E-mail: info@apollogold.com          Web site: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1955 with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts.  Words such as "expects," "anticipates," "intends," believes," and similar expressions identify forward looking statements.  These statements include comments regarding: the completion of the drilling program, publishing of reserve calculations, continued milling from stockpile material, completion of the sale of the Nevada Assets, use of funds, ability to substitute collateral for the convertible debentures and the timing thereof, availability of funds, ability to fund our working capital and exploration and development expenditures for the next twelve months, estimated exploration and development expenditures.  These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions; variations in ore grade, tonnes mined, crushed or milled; the results of independent Canadian NI 43-101 reports; the outcome of assays and additional exploration sampling and drilling efforts; pit slides at our mining properties, results of current and future exploration activities; weather fluctuations; timing and availability of external financing on acceptable terms; significant increases or decreases in gold, silver, or lead prices; and other factors in our Form 10-K for the year ended December 31, 2004.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby.  We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS
(In thousands of United States Dollars)
(Unaudited)

	September 30, 2005	December 31, 2004
		(Restated - Note 3(b))
Assets
Current
Cash and cash equivalents	$309	$6,886
Accounts receivable	3,257	2,963
Prepaids	179	109
Inventories	1,849	2,192
Current assets held for sale (Note 4)	9,089	10,510
Total Current Assets	14,683	22,660

Property, plant and equipment	39,979	37,599
Restricted certificate of deposit	5,715	4,371
Deferred financing costs	1,145	901
Non-current assets held for sale (Note 4)	23,074	32,104
Total Assets	$84,596	$97,635

Liabilities
Current
Accounts payable	$6,458	$5,942
Accrued liabilities	1,992	1,860
Notes payable	501	789
Property and mining taxes payable	1,287	1,070
Current liabilities held for sale (Note 4)	3,953	8,224
Total Current Liabilities	14,191	17,885

Notes payable and long-term liability	54	423
Convertible debentures	6,368	5,538
Accrued site closure costs	12,390	11,753
Non-current liabilities held for sale (Note 4)	15,192	14,815
Total Liabilities	48,195	50,414

Continuing operations (Note 1)

Shareholders’ Equity
Share capital (Note 5)	148,079	141,795
Issuable common shares	231	231
Equity component of convertible debentures	1,809	1,815
Note warrants	781	781
Contributed surplus	10,489	9,627
Deficit	(124,988)	(107,028)
Total Shareholders’ Equity	36,401	47,221
Total Liabilities and Shareholders’ Equity	$84,596	$97,635

The accompanying notes are an integral part of these interim consolidated financial statements.

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of United States Dollars, except for share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
		(Restated - Notes 3(b) and 7)		(Restated - Notes 3(b) and 7)
Revenue
Revenue from sale of minerals	$13,351	$7,393	$36,264	$25,542

Operating Expenses
Direct operating costs	14,162	12,627	40,273	39,815
Depreciation and amortization	672	674	2,006	1,907
General and administrative expenses	866	1,087	3,732	4,325
Stock-based compensation	171	388	525	487
Accretion expense - accrued site closure costs	242	479	636	560
Exploration and business development	173	515	731	774
	16,286	15,770	47,903	47,868
Operating (Loss)	(2,935)	(8,377)	(11,639)	(22,326)
Other Income (Expenses)
Interest income	105	10	278	261
Interest expense	(747)	(30)	(1,940)	(113)
(Loss) gain on sale of property, plant and equipment	(42)	-	1,323	-
Foreign exchange gain (loss) and other	5	(79)	(28)	(567)
(Loss) from continuing operations	(3,614)	(8,476)	(12,006)	(22,745)
(Loss) from discontinued operations (Note 4)	(3,599)	(2,753)	(5,954)	(2,521)
Net (loss) for the period	$(7,213)	$(11,229)	$(17,960)	$(25,266)

Basic and diluted net (loss) per share from:
Continuing operations	$(0.04)	$(0.11)	$(0.12)	$(0.29)
Discontinued operations	(0.03)	(0.03)	(0.06)	(0.03)
	$(0.07)	$(0.14)	$(0.18)	$(0.32)

Weighted average number of shares outstanding	106,556,451	79,617,391	100,106,695	77,924,423

The accompanying notes are an integral part of these interim consolidated financial statements.

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of United States Dollars)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Operating Activities
Loss from continuing operations for the period	$(3,614)	$(8,476)	$(12,006)	$(22,745)
Items not affecting cash
Depreciation and amortization	672	674	2,006	1,907
Amortization of deferred financing costs	80	-	239	-
Stock-based compensation	171	388	525	487
Accretion expense - accrued site closure costs	242	479	636	560
Accretion expense - convertible debentures	221	-	850	-
Loss (gain) on sale of property, plant and equipment	42	-	(1,323)	-
Net change in non-cash operating working capital items	(614)	4,059	1,025	5,491
Discontinued operations	872	(24)	1,358	(1,960)
	(1,928)	(2,900)	(6,690)	(16,260)
Investing Activities
Property, plant and equipment expenditures	(1,037)	(4,051)	(4,736)	(11,346)
Short-term investments	-	7,446	-	5,855
Proceeds from disposal of property, plant and equipment	9	-	2,000	-
Restricted certificate of deposit and other assets	(733)	(437)	(1,584)	(885)
Discontinued operations	(318)	(2,586)	1,003	(7,460)
	(2,079)	372	(3,317)	(13,836)
Financing Activities
Proceeds on issuance of shares	-	71	5,944	8,931
Acquisition and cancellation of shares	-	-	-	(48)
Payments of notes payable	(192)	(453)	(756)	(1,289)
Discontinued operations	(368)	(697)	(1,758)	(1,945)
	(560)	(1,079)	3,430	5,649
Net (decrease) in cash	(4,567)	(3,607)	(6,577)	(24,447)
Cash and cash equivalents, beginning of period	4,876	4,992	6,886	25,832
Cash and cash equivalents, end of period	$309	$1,385	$309	$1,385
Supplemental Cash Flow Information:
Interest paid	$298	$80	$923	$287

The accompanying notes are an integral part of these interim consolidated financial statements.